Exhibit 99.1

CARMAX REPORTS QUARTERLY RESULTS

Announces Plans to Open 10 to 15 Stores per Year Through Fiscal 2016

Richmond, Va., December 21, 2011 – CarMax, Inc. (NYSE:KMX) today reported results for the third quarter ended November 30, 2011.

•	Net sales and operating revenues increased 7% to $2.26 billion from $2.12 billion in the third quarter of last year.

•	Comparable store used unit sales declined 3% in the third quarter compared with a 16% increase in the prior year period.

•	Total used unit sales decreased 1%.

•	Total wholesale unit sales increased 13%.

•	CarMax Auto Finance (CAF) income rose 12% to $62.6 million.

•	Net income was $82.8 million, or $0.36 per diluted share, compared with $82.4 million, or $0.36 per diluted share, earned in the third quarter of fiscal 2011.

Third Quarter Business Performance Review

“We are pleased to report another quarter of strong profits, despite a difficult sales comparison and the continued sluggish economy,” said Tom Folliard, president and chief executive officer. “We remain committed to investing in our long-term growth strategy. We now plan to open 10 stores in fiscal 2013 and are pleased to announce our plan to open between 10 and 15 stores per year during each of the following three fiscal years.”

Sales. We believe the 3% decline in comparable store used units resulted from several factors, including our toughest sales comparison in many quarters and the continuation of weak economic conditions and low consumer confidence for much of the third quarter. Our average used vehicle selling price remained higher than the prior year, reflecting the continuing effect of the tight supply of late-model used vehicles on our acquisition costs. However, average retails have begun to moderate from earlier this year due to shifts in mix, as well as recent declines in industry wholesale pricing.

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Wholesale unit sales increased 13% compared with the third quarter of fiscal 2011. Similar to the last several quarters, our wholesale volumes benefited from a strong increase in appraisal traffic.

Other sales and revenues declined 8% compared with the prior year’s third quarter, primarily due to a decrease in third-party finance fees. This decrease resulted from the decision made earlier this year by CAF to retain an increased portion of the loans that third-party providers had been temporarily purchasing. In addition, it reflects an increase in the percentage of sales financed by our subprime finance providers, who purchase subprime financings from us at a discount.

Gross Profit. Total gross profit increased to $303.2 million from $297.9 million in the third quarter of fiscal 2011, reflecting higher gross profit on our retail and wholesale vehicle sales, partly offset by reduced other gross profit.

Used vehicle gross profit increased 2% to $197.5 million from $193.2 million in the prior year period. The improvement resulted from a 3% increase in gross profit per unit, to $2,171 from $2,103 in the prior year quarter, partly offset by the 1% decline in total used unit volumes. We have been able to manage to a relatively consistent gross profit per unit over the last three years.

Wholesale gross profit increased 18% to $66.5 million compared with $56.5 million in the third quarter of the prior year, driven by the 13% increase in wholesale unit sales and an improvement in gross profit per unit to $914 from $878 in the prior year quarter. The strength of our wholesale profit per unit was fueled by the continued strong demand and pricing at our auctions.

Other gross profit declined 20% to $37.2 million from $46.7 million in the prior year period. The decrease included the effects of the reduction in third-party finance fees and a decrease in service department profits.

CarMax Auto Finance. CAF income increased 12% to $62.6 million compared with $55.7 million in last year’s third quarter primarily due to the interest margin, which rose to $88.7 million from $73.8 million. The increase in interest margin was driven by increases in both average managed receivables and the spread between the interest charged to consumers and our related funding costs.

CAF net loans originated increased 34% compared with the prior year quarter. The increase reflected our previously reported decision to retain an increased portion of the loans that third-party providers had been temporarily purchasing. The provision for loan losses increased to $15.1 million from $8.6 million in last year’s third quarter, primarily reflecting the cumulative effect of the origination and retention of loans with greater credit risk.

SG&A. Selling, general and administrative expenses increased 6% to $232.3 million from $219.7 million in the prior year’s third quarter as we continued to ramp store growth and fund initiatives to support the long-term growth of the company. The SG&A ratio was 10.3% compared with 10.4% in the prior year quarter. The change was primarily due to the effect of higher average selling prices.

Superstore Openings. During the third quarter of fiscal 2012, we entered the Providence, Rhode Island market, opening a store in North Attleborough, Massachusetts.

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CarMax, Inc.

Supplemental Financial Information

Sales Components

(In millions)	Three Months Ended November 30 (1)			Nine Months Ended November 30 (1)
	2011	2010	Change	2011	2010	Change
Used vehicle sales	$1,766.7	$1,688.5	4.6%	$5,853.2	$5,410.1	8.2%
New vehicle sales	46.0	47.7	(3.5)%	154.7	149.6	3.4%
Wholesale vehicle sales	390.3	320.1	21.9%	1,325.9	966.5	37.2%
Other sales and revenues:
Extended service plan revenues	39.8	39.7	0.2%	131.0	126.6	3.5%
Service department sales	23.5	23.9	(1.9)%	74.6	77.3	(3.5)%
Third-party finance fees, net	(5.6)	(0.7)	(695.6)%	(11.8)	(7.2)	(63.8)%

Total other sales and revenues	57.6	62.9	(8.4)%	193.9	196.7	(1.4)%

Net sales and operating revenues	$2,260.5	$2,119.1	6.7%	$7,527.8	$6,722.9	12.0%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Changes

	Three Months Ended November 30		Nine Months Ended November 30
	2011	2010	2011	2010
Comparable store vehicle sales:
Used vehicle units	(3)%	16%	0%	9%
New vehicle units	(3)%	24%	2%	(1)%
Total units	(3)%	16%	0%	9%

Used vehicle dollars	3%	18%	7%	15%
New vehicle dollars	8%	25%	11%	0%
Total dollars	3%	19%	7%	15%

Total vehicle sales:
Used vehicle units	(1)%	18%	2%	10%
New vehicle units	(13)%	24%	(5)%	(1)%
Total units	(1)%	18%	2%	10%

Used vehicle dollars	5%	20%	8%	16%
New vehicle dollars	(4)%	25%	3%	0%
Total dollars	4%	20%	8%	16%

Unit Sales

	Three Months Ended November 30		Nine Months Ended November 30
	2011	2010	2011	2010
Used vehicles	90,975	91,854	302,311	296,212
New vehicles	1,719	1,976	5,952	6,278
Wholesale vehicles	72,805	64,333	242,752	197,832

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CarMax, Inc.

Average Selling Prices

	Three Months Ended November 30		Nine Months Ended November 30
	2011	2010	2011	2010
Used vehicles	$19,221	$18,177	$19,170	$18,072
New vehicles	$26,611	$23,994	$25,863	$23,702
Wholesale vehicles	$5,215	$4,844	$5,316	$4,754

Selected Operating Ratios

(In millions)	Three Months Ended November 30				Nine Months Ended November 30
	2011	% (1)	2010	% (1)	2011	% (1)	2010	% (1)

Net sales and operating revenues	$2,260.5	100.0%	$2,119.1	100.0%	$7,527.8	100.0%	$6,722.9	100.0%
Gross profit	$303.2	13.4%	$297.9	14.1%	$1,040.6	13.8%	$980.6	14.6%
CarMax Auto Finance income	$62.6	2.8%	$55.7	2.6%	$196.1	2.6%	$165.8	2.5%
Selling, general, and administrative expenses	$232.3	10.3%	$219.7	10.4%	$716.9	9.5%	$671.6	10.0%
Earnings before income taxes	$132.7	5.9%	$133.3	6.3%	$517.5	6.9%	$472.9	7.0%
Net earnings	$82.8	3.7%	$82.4	3.9%	$321.0	4.3%	$291.4	4.3%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.

Gross Profit

(In millions)	Three Months Ended November 30			Nine Months Ended November 30
	2011	2010	Change	2011	2010	Change
Used vehicle gross profit	$197.5	$193.2	2.2%	$662.7	$644.5	2.8%
New vehicle gross profit	2.0	1.6	25.5%	5.1	4.3	19.9%
Wholesale vehicle gross profit	66.5	56.5	17.8%	231.6	176.5	31.2%
Other gross profit	37.2	46.7	(20.3)%	141.2	155.3	(9.1)%

Total gross profit	$303.2	$297.9	1.8%	$1,040.6	$980.6	6.1%

Gross Profit per Unit

	Three Months Ended November 30				Nine Months Ended November 30
	2011		2010		2011		2010
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,171	11.2%	$2,103	11.4%	$2,192	11.3%	$2,176	11.9%
New vehicle gross profit	$1,164	4.4%	$807	3.3%	$865	3.3%	$684	2.9%
Wholesale vehicle gross profit	$914	17.0%	$878	17.6%	$954	17.5%	$892	18.3%
Other gross profit	$401	64.6%	$497	74.2%	$458	72.8%	$514	79.0%
Total gross profit	$3,271	13.4%	$3,175	14.1%	$3,376	13.8%	$3,242	14.6%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

(In millions)	Three Months Ended November 30				Nine Months Ended November 30
	2011		2010		2011		2010
	$	% (1)	$	% (1)	$	% (1)	$	% (1)
Interest and fee income	$114.3	9.6	$106.8	10.0	$334.0	9.7	$314.1	10.0
Interest expense	(25.6)	(2.2)	(33.0)	(3.1)	(80.3)	(2.3)	(103.4)	(3.3)

Interest margin	88.7	7.4	73.8	6.9	253.7	7.4	210.7	6.7
Provision for loan losses	(15.1)	(1.3)	(8.6)	(0.8)	(24.9)	(0.7)	(18.5)	(0.6)

Interest margin after provision for loan losses	73.6	6.2	65.2	6.1	228.8	6.7	192.2	6.1
Other gain (loss) (2)	0.3	—	1.8	0.2	1.4	—	6.8	0.2
Direct CAF expenses	(11.3)	(0.9)	(11.3)	(1.1)	(34.1)	(1.0)	(33.2)	(1.1)

CarMax Auto Finance income	$62.6	5.3	$55.7	5.2	$196.1	5.7	$165.8	5.3

Total average managed receivables (3)	$4,770.9		$4,285.3		$4,585.1		$4,204.6
Net loans originated	$664.0		$495.2		$2,125.2		$1,620.3

Ending allowance for loan losses	$41.4		$42.2		$41.4		$42.2

Warehouse facility information:
Ending funded receivables	$876.0		$542.0		$876.0		$542.0
Ending unused capacity	$724.0		$1,058.0		$724.0		$1,058.0

(1)	Annualized percent of total average managed receivables.
(2)

The amount for the nine months ended November 30, 2010, includes $2.5 million of servicing fee income and interest income on retained interest in securitized receivables that previously was reported separately.

(3)	Principal balance only.

Earnings Highlights

(In millions except per share data)	Three Months Ended November 30			Nine Months Ended November 30
	2011	2010	Change	2011	2010	Change
Net earnings	$82.8	$82.4	0.5%	$321.0	$291.4	10.2%
Diluted weighted average shares outstanding	230.6	228.5	0.9%	230.5	226.9	1.6%
Net earnings per share	$0.36	$0.36	—	$1.39	$1.28	8.6%

Store Opening Plan

We currently plan to open the following superstores within 12 months from November 30, 2011:

Location	Television Market	Market Status	Planned Opening Date
Chattanooga, Tennessee	Chattanooga	New	Q4 Fiscal 2012
Lancaster, Pennsylvania	Harrisburg	New	Q1 Fiscal 2013
Bakersfield, California	Bakersfield	New	Q1 Fiscal 2013
Nashville, Tennessee	Nashville	Existing	Q2 Fiscal 2013
Fort Myers, Florida	Fort Myers	New	Q2 Fiscal 2013
Oxnard, California	Los Angeles	Existing	Q2 Fiscal 2013
Naples, Florida	Fort Myers	New	Q2 Fiscal 2013
Des Moines, Iowa	Des Moines	New	Q3 Fiscal 2013
Denver, Colorado (2 stores)	Denver	New	Q3 Fiscal 2013

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CarMax, Inc.

We expect to open a total of 10 superstores in the fiscal year ending February 28, 2013, and between 10 and 15 superstores in each of the following three fiscal years.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, December 21, 2011. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 97139403. A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on December 21, 2011, through April 4, 2012. A telephone replay also will be available through December 31, 2011, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291). The conference I.D. for both domestic and international callers is 97139403.

Fourth Quarter and Fiscal Year 2012 Earnings Release Date

We currently plan to release fourth quarter and fiscal 2012 sales and earnings on Thursday, April 5, 2012, before the opening of the New York Stock Exchange. We will host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investor.carmax.com in March 2012.

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune 2011 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 107 used car superstores in 52 markets. The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service. During the twelve months ended February 28, 2011, the company retailed 396,181 used cars and sold 263,061 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Changes in consumer credit availability related to our third-party financing providers.

•	Changes in the competitive landscape within our industry.

•	Significant changes in retail prices for used and new vehicles.

•	A reduction in the availability of or access to sources of inventory.

•	Factors related to the regulatory and legislative environment in which we operate.

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•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.

•	The loss of key employees from our store, regional or corporate management teams.

•	The failure of key information systems.

•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers.

•	The occurrence of severe weather events.

•	Factors related to the seasonal fluctuations in our business.

•	Factors related to the geographic concentration of our superstores.

•	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investor.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287. We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:

Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434

Trina Lee, Director, Public Relations (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(In thousands except per share data)

	Three Months Ended November 30				Nine Months Ended November 30
	2011	% (1)	2010	% (1)	2011	% (1)	2010	% (1)

Sales and operating revenues:
Used vehicle sales	$1,766,690	78.2	$1,688,469	79.7	$5,853,213	77.8	$5,410,133	80.5
New vehicle sales	45,997	2.0	47,671	2.2	154,736	2.1	149,626	2.2
Wholesale vehicle sales	390,262	17.3	320,117	15.1	1,325,926	17.6	966,495	14.4
Other sales and revenues	57,565	2.5	62,872	3.0	193,875	2.6	196,667	2.9

Net sales and operating revenues	2,260,514	100.0	2,119,129	100.0	7,527,750	100.0	6,722,921	100.0
Cost of sales	1,957,295	86.6	1,821,219	85.9	6,487,161	86.2	5,742,345	85.4

Gross profit	303,219	13.4	297,910	14.1	1,040,589	13.8	980,576	14.6
CarMax Auto Finance income	62,625	2.8	55,745	2.6	196,112	2.6	165,844	2.5
Selling, general and administrative expenses	232,304	10.3	219,707	10.4	716,944	9.5	671,635	10.0
Interest expense	780	—	801	—	2,358	—	2,286	—
Other income (expense)	(94)	—	198	—	119	—	380	—

Earnings before income taxes	132,666	5.9	133,345	6.3	517,518	6.9	472,879	7.0
Income tax provision	49,872	2.2	50,981	2.4	196,541	2.6	181,511	2.7

Net earnings	$82,794	3.7	$82,364	3.9	$320,977	4.3	$291,368	4.3

Weighted average common shares:
Basic	226,446		223,953		226,104		223,007
Diluted	230,632		228,471		230,529		226,924

Net earnings per share:
Basic	$0.37		$0.37		$1.42		$1.30
Diluted	$0.36		$0.36		$1.39		$1.28

(1)	Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands)

	November 30 2011	November 30 2010	February 28 2011
ASSETS
Current assets:
Cash and cash equivalents	$383,411	$74,391	$41,121
Restricted cash from collections on auto loan receivables	174,392	165,785	161,052
Accounts receivable, net	54,522	66,045	119,597
Inventory	1,013,183	1,002,982	1,049,477
Deferred income taxes	13,085	8,266	5,191
Other current assets	9,806	20,031	33,660

Total current assets	1,648,399	1,337,500	1,410,098

Auto loan receivables, net	4,807,804	4,274,572	4,320,575
Property and equipment, net	988,300	893,421	920,045
Deferred income taxes	87,705	95,100	92,278
Other assets	101,193	94,799	96,913

TOTAL ASSETS	$7,633,401	$6,695,392	$6,839,909

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$246,393	$218,037	$269,763
Accrued expenses and other current liabilities	123,074	110,436	103,389
Accrued income taxes	13,069	524	772
Short-term debt	759	677	1,002
Current portion of long-term debt	838	751	772
Current portion of non-recourse notes payable	147,183	138,829	132,519

Total current liabilities	531,316	469,254	508,217

Long-term debt, excluding current portion	27,713	28,525	28,350
Non-recourse notes payable, excluding current portion	4,318,046	3,886,871	3,881,142
Other liabilities	119,474	127,257	130,570

TOTAL LIABILITIES	4,996,549	4,511,907	4,548,279

TOTAL SHAREHOLDERS’ EQUITY	2,636,852	2,183,485	2,291,630

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,633,401	$6,695,392	$6,839,909

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Nine Months Ended November 30
	2011	2010
Operating Activities:
Net earnings	$320,977	$291,368
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	48,021	43,657
Share-based compensation expense	37,148	33,600
Provision for loan losses	24,878	18,450
Loss on disposition of assets	1,331	443
Deferred income tax (benefit) provision	(3,858)	14,352
Net decrease (increase) in:
Accounts receivable, net	65,075	13,014
Retained interest in securitized receivables	—	43,746
Inventory	36,294	(159,849)
Other current assets	24,038	(15,879)
Auto loan receivables, net	(512,107)	(249,427)
Other assets	(5,075)	(5,984)
Net decrease in:
Accounts payable, accrued expenses and other current liabilities and accrued income taxes	(21,673)	(48,602)
Other liabilities	(17,476)	(1,377)

Net cash used in operating activities	(2,427)	(22,488)

Investing Activities:
Capital expenditures	(105,990)	(38,536)
Proceeds from sales of assets	—	8
Increase in restricted cash from collections on auto loan receivables	(13,340)	(3,177)
Increase in restricted cash in reserve accounts	(8,573)	(11,310)
Release of restricted cash from reserve accounts	12,088	11,421
(Purchases) sales of money market securities, net	(520)	4,001
Purchase of investments available-for-sale	(2,252)	—
Sales of investments available-for-sale	52	—

Net cash used in investing activities	(118,535)	(37,593)

Financing Activities:
Decrease in short-term debt, net	(243)	(206)
Issuances of long-term debt	—	243,300
Payments on long-term debt	(571)	(365,451)
Issuances of non-recourse notes payable	3,633,000	2,947,000
Payments on non-recourse notes payable	(3,181,432)	(2,747,710)
Equity issuances, net	5,039	31,945
Excess tax benefits from share-based payment arrangements	7,459	7,316

Net cash provided by financing activities	463,252	116,194

Increase in cash and cash equivalents	342,290	56,113
Cash and cash equivalents at beginning of year	41,121	18,278

Cash and cash equivalents at end of period	$383,411	$74,391

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